Exhibit 4.2

South Valley Bancorp, Inc. (the “Company”) hereby certifies that, for value received,                                                                   (Holder), is entitled to purchase from the Company at any time during the period commencing on May 20, 2010 (the “Exercisability Date”) and ending at 5:00 p.m., Pacific time, on May 20, 2012,                                                               shares of common stock of the Company, at a price of $13.50 per share (the “Purchase Price”). As used herein, the term “Stock” shall mean the Company’s presently authorized common stock or any stock into or for which such common stock may hereafter be converted or exchanged prior to or concurrent with the exercise of this Warrant.

This Warrant and the shares of common stock that may be purchased upon exercise of this Warrant have not been registered under the Securities Act of 1933 (the “Act”) nor under the provisions of the Oregon Securities Law and have been acquired for investment and may not be sold, transferred, or otherwise disposed of in the absence of an effective registration statement for the shares under the Act and any applicable state securities laws, or an opinion of counsel acceptable to the corporation that such registration is not required under the Act and all applicable state securities laws and regulations.

1.	Exercise of Warrant. This Warrant may be exercised by the Holder at any time during the period commencing on the Exercisability Date and ending upon its expiration date or upon the surrendering of the full number of Warrant Shares by surrendering this Warrant with the Notice of Exercise, below, properly endorsed to the Company’s principal office, accompanied by payment in cash, by check or by wire transfer in an amount equal to the product of the Purchase Price and the number of Warrant Shares indicated on the face of this Warrant.
2.	Delivery of Stock Certificate(s) on Exercise. Promptly after the exercise of this Warrant and the payment of the Purchase Price, the Company will issue to the Holder, a certificate or certificates for the number of whole shares of stock to which the Holder is entitled.
3.	Replacement of Warrant. Upon receipt of indemnity agreement evidencing to the Company, any of the loss, theft, destruction or mutilation of this Warrant, the Company will issue a replacement warrant in substantially identical form to this Warrant.

Secretary/Assistant Secretary	President/Vice President

NOTICE OF EXERCISE

TO:  South Valley Bancorp, Inc.

1.	The undersigned hereby elects to purchase shares of Common Stock of South Valley Bancorp, Inc., pursuant to the terms listed above.
2.	Exercise (Please initial the blank):

             The undersigned elects to exercise this Warrant by means of a cash payment, and tenders herewith payment in full for the purchase price of the shares being purchased.

3.	Please issue a certificate, or certificates representing said shares of stock, in the name of the undersigned.

Signature of Warrant holder	Printed Name of Warrant holder